Exhibit 10.8

Form of Terms and Conditions for Annual Vesting Awards
(effective February 16, 2007)

Overview

These Terms and Conditions apply to Annual Vesting Awards of restricted stock units granted pursuant to Section 7 of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the “Plan”). You were notified of your Annual Vesting Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN PLAN.

Continuous Service

In order for your Annual Vesting Award to vest, you must be continuously employed by IAC or any of its Subsidiaries or Affiliates (excluding Expedia, Inc. and its subsidiaries) during the Restriction Period (as defined below).. Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the Plan, the RSUs in respect of your Annual Vesting Award shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”) as follows:

Vesting Date	Percentage of Total Annual Vesting Award Vesting
On the first anniversary of the award date specified in your Award Notice (the “Award Date”)	20%
On the second anniversary of the Award Date	20%
On the third anniversary of the Award Date	20%
On the fourth anniversary of the Award Date	20%
On the fifth anniversary of the Award Date	20%

Termination of Employment

Upon the termination of your employment with IAC or any of its Subsidiaries or Affiliates during the Restriction Period for any reason, any unvested portion of your Annual Vesting Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.

If your employment is terminated by IAC or any of its Subsidiaries or Affiliates for Cause, or if following any termination of employment between you and IAC or any of its Subsidiaries or Affiliates for any reason IAC determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for Cause, your Annual Vesting Award shall be forfeited and canceled in its entirety upon such termination, and IAC may cause you, immediately upon notice, either to return the shares or cash issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for termination for Cause or to pay IAC an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs. This remedy shall be without prejudice to, or waiver of, any other remedies IAC or its Subsidiaries or Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Annual Vesting Award have vested and are no longer subject to the Restriction Period,  such RSUs shall be settled. For each RSU settled, IAC shall (i) if you are employed within the United States, issue one share of Common Stock for each RSU vesting or (ii) if you are employed outside the United States, pay, or cause to be paid, to you an amount of cash equal to the Fair Market Value of one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, IAC shall be entitled to hold the shares or cash issuable to you upon settlement of all RSUs that have vested until IAC or the agent selected by IAC to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, IAC or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of IAC’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to IAC, or make arrangements satisfactory to IAC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Change in Control

In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of IAC (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting IAC or any of its Subsidiaries (each, a “Corporate Transaction”), the Compensation and Human

Resources Committee (the “Committee”) or the Board will make such substitutions or adjustments, if any, as it, in its good faith and sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs. The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients (including, but not limited to, recipients of Annual Vesting Awards).

In the event you cease to be employed by either IAC or any of its Subsidiaries or Affiliates within the two year period involving Change in Control as a result of (i) a termination by IAC or any of its Subsidiaries or Affiliates without Cause, (ii) your death or Disability or (iii) a resignation by you for Good Reason (as defined in Section 10 of the Plan), in each case, within the two-year period following a Change in Control, then upon the occurrence of such termination of employment, 100% of your Annual Vesting Award shall automatically vest.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in under the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs. Notwithstanding the foregoing, if IAC declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Annual Vesting Award, you will be credited with additional amounts for each RSU underlying such Annual Vesting Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Change in Control” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and IAC’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), IAC’s books and records shall control.

Amendment

IAC may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Annual Vesting Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  Accordingly, if any amounts or benefits payable in respect of your Annual Vesting Award are (i) payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the first business day after the date that is six months following your termination of employment.

In no event shall IAC be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Annual Vesting Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on IAC’s extranet and www.benefitaccess.com or communicated (either directly by IAC or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions to determine whether any changes have been made.